Exhibit 5.1

Suite 200 | 12275 El Camino Real | San Diego, CA 92130-2006 858-720-8900 office | 858-509-3691 fax | www.sheppardmullin.com

September 30, 2010

Telanetix, Inc. 11201 SE 8th Street Suite 200 Bellevue WA 98004
Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Telanetix Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-1 to be filed on or about September 30, 2010 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), relating to the sale, from time to time, by certain stockholders of the Company (the “Selling Stockholders”) identified in the prospectus (the “Prospectus”) which forms a part of the Registration Statement, in the manner described in the Prospectus, of up to an aggregate of 442,392,688 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which includes an aggregate of 292,636,235 shares of Common Stock (the “Shares”) outstanding as of the date hereof and held by the Selling Stockholders, 71,875,426 shares of Common Stock (the “Additional Shares”) required to be registered by the Company pursuant to that certain Registration Rights Agreement by and among the Company and certain Selling Stockholders dated June 30, 2010 that are not issued and outstanding as of the date hereof, and 77,881,027 shares of Common Stock (the “Exchange Shares”) issuable upon the exchange of up to $3 million of principal amount of the Company’s senior secured notes that were issued on July 2, 2010 (the “Notes”).  The Shares, Additional Shares and Notes were acquired, or will be acquired, from the Company pursuant to the terms of a Securities Purchase Agreement dated June 30, 2010 by and among the Company and certain of the Selling Stockholders (the "Securities Purchase Agreement").

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have reviewed and relied upon the Registration Statement and related Prospectus, the Company’s certificate of incorporation, as amended through and including the date hereof, and as in effect on the date hereof, the Company’s bylaws as in effect on the date hereof, resolutions adopted by the board of directors of the Company and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.  With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original and the conformity to originals of all documents submitted to us as certified or reproduced copies.  We have also obtained from public officials and officers of the Company certificates or comparable documents as to certain factual matters.  We have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

Telanetix, Inc.
September 30, 2010

Based on the foregoing review, and in reliance thereon, we are of the opinion that:

1.           The Shares, when sold by the Selling Stockholders in accordance with the Registration Statement and Prospectus, will be validly issued, fully paid and non-assessable.

2.           The Additional Shares, when issued to the Selling Stockholders in accordance with the terms of the Securities Purchase Agreement, and when sold by the Selling Stockholders in accordance with the Registration Statement and Prospectus, will be validly issued, fully paid and non-assessable.

3.           The Exchange Shares, when issued to the Selling Stockholders in accordance with the Notes and when sold by the Selling Stockholders in accordance with the Registration Statement and Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal matters” in the Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission promulgated thereunder.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law.

This opinion letter is rendered to you solely for use in connection with the sale of the Common Stock by the Selling Stockholders in accordance with the Registration Statement as of the date first written above and is not to be relied on for any other purpose.  We disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Common Stock or the Selling Stockholders.

Respectfully submitted,
/s/ Sheppard, Mullin, Richter & Hampton LLP
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